Exhibit 99.3

Summary of Loan Agreement Entered into by and between Shenzhen BAK Battery Co., Ltd. (“the Company”) and Tianjin BAK New Energy Research Institute Co., Ltd. (the “Creditor”) on July 12, 2012

Main articles:

  Loan principal: RMB 5.9455 million;
  Loan Term: July 12, 2012 to July 11, 2014;
  Non-bank and non-interest loan;
  Purpose of the loan is to provide working capital for the Company;

Headlines of the articles omitted

  Loan arrangement
  Payment of the loan
  Payment extension
  Prepayment
  Modification, Amendment and Termination of Contract
  Other agreements
  Validity